EXHIBIT 23.4
Consent of Independent Audit Firm
The Board of Directors of
TNP Strategic Retail Trust, Inc.
     We consent to the incorporation by reference in this Post-Effective Amendment No. 1 to the Registration Statement (No. 333-154975) on Form S-11 of our report dated January 22, 2010, with respect to the Statement of Revenues and Certain Expenses for the period from November 10, 2008 (date of commencement of operations) to September 30, 2009, for Moreno Marketplace appearing in the Current Report on Form 8-K/A filed on February 3, 2010. We further consent to the reference to us under the heading “Experts” in the prospectus.
/s/ KMJ Corbin & Company LLP
Costa Mesa, California
February 18, 2010